Exhibit 10.1

EIGHTH AMENDMENT AGREEMENT

          THIS EIGHTH AMENDMENT AGREEMENT (this “Agreement”) is made and entered into as of the 18th day of May, 2004, by and among FLEET CAPITAL CORPORATION (“Lender”), a Rhode Island corporation with an office at 200 Glastonbury Boulevard, Glastonbury, Connecticut 06033; and UNITED INDUSTRIAL CORPORATION, a Delaware corporation, and the following of its subsidiaries: AAI CORPORATION (“AAI”), a Maryland corporation, DETROIT STOKER COMPANY, a Michigan corporation; AAI ENGINEERING SUPPORT INC., a Maryland corporation, and AAI/ACL TECHNOLOGIES, INC., a Maryland corporation (each a “Borrower” and collectively the “Borrowers”). Capitalized terms used, but not defined, herein shall have the meanings given to such terms in the Credit Agreement (defined below).

          WHEREAS, the Borrowers and the Lender are parties to the Loan and Security Agreement, dated as of June 28, 2001, as amended by the Waiver, Amendment and Consent Agreement dated as of March 6, 2002,  the Second Amendment and Consent Agreement dated as of June 28, 2002, the Third Amendment and Waiver Agreement dated as of March 21, 2003, the Fourth Amendment to Loan Agreement dated as of March 31, 2003, the Fifth Amendment Agreement dated as of September 30, 2003, the Sixth Amendment Agreement dated as of November 17, 2003, and the Seventh Amendment Agreement dated as of December 31, 2003 (as amended, the “Credit Agreement”); and

          WHEREAS, the Borrowers have requested and the Lender has agreed to amend the Credit Agreement, all on the terms and conditions set forth herein.

          NOW THEREFORE, in consideration of the premises, and in reliance thereon, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

          Section 1.  Amendments.        Subject to the satisfaction in full, on or prior to the Agreement Effective Date, of the conditions precedent set forth in Section 2 below, the Credit Agreement is hereby amended as follows:

(i) Section 4.1 of the Credit Agreement is amended and restated in its entirety to read as follows:

         4.1 Term of Agreement.   Subject to Lender’s right to cease making Loans to Borrowers upon or after the occurrence of any Default or Event of Default, this Agreement shall be in effect, unless earlier terminated, for a period from the Closing Date through March 31, 2005 (the “Original Term”).

(ii) Clause (iii) of Section 8.2.3 of the Credit Agreement is amended and restated in its entirety to read as follows:

(iii) Obligations to pay Rentals permitted by Section 8.2.14;

(iii) Section 8.3.1 of the Credit Agreement is amended and restated in its entirety to read as follows:

         8.3.1  Minimum Fixed Charge Coverage Ratio: not permit the Consolidated Fixed Charge Coverage Ratio of UIC and its Subsidiaries to be less than (a) 1.10 to 1.00 for the period of two fiscal quarters ending June 30, 2004; (b) 1.10 to 1.00 for the period of three fiscal quarters ending September 30, 2004; (c) 1.10 to 1.00 for the period of four fiscal quarters ending December 31, 2004; or (d) 1.10 to 1.00 for any period of four fiscal quarters ending after December 31, 2004 (i.e. measured at the end of each fiscal quarter after December 31, 2004 on a trailing four quarter basis).

(iv) Section 8.3.2 of the Credit Agreement is amended and restated in its entirety to read as follows:

         8.3.2 Maximum Balance Sheet Leverage Ratio:  not permit the ratio of UIC and its Subsidiaries’ (a) total liabilities, as determined on a consolidated basis in accordance with GAAP (but, without duplication, including all LC Amounts as liabilities), to (b) Tangible Total Net Worth, to exceed 3.75 to 1.00 as at the end of any fiscal quarter ending after March 31, 2004.

(v) Section 8.3.3 of the Credit Agreement is amended and restated in its entirety to read as follows:

          8.3.3 Net Cash Payments Relating to Transportation Division:  not permit the amount of net cash paid by UIC and its Subsidiaries relating to or arising out of the cessation of business of the transportation division to exceed (a) $11,500,000 during the fiscal year ending December 31, 2004, or (b) $6,000,000 during the fiscal year ending December 31, 2005.

(vi) The following definitions are added in alphabetical order to Appendix A to the Credit Agreement:

          ERP System Assets - hardware, software and other assets purchased (and/or acquired pursuant to a lease that is capitalized for financial reporting purposes in accordance with GAAP) by Borrowers for the purpose of installing a new enterprise resource planning system.

          Consolidated Net Income.  with respect to any Person and any fiscal period, the Consolidated net income (or deficit) of such Person and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP.

          EBITDA.  for any period and for any Person, (a) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (b) to the extent deducted in calculating Consolidated Net Income, without duplication, (i) income tax expense of such Person and its Subsidiaries during such period, (ii) all interest in respect of Indebtedness accrued or paid by such Person and its Subsidiaries during such period, and (iii) depreciation and amortization.

(vii) The first paragraph of the definition of “Borrowing Base” in Appendix A to the Credit Agreement is amended and restated in its entirety as follows:

          Borrowing Base - as at the date of determination thereof an amount equal to 75% of the aggregate amount of Eligible Accounts arising from Government Contracts; plus 70% of the aggregate amount of Eligible Accounts arising from Non-Government Contracts; plus 30% of Eligible Inventory; plus up to $2,703,000 of Appraised Machinery and Equipment; plus up to $10,000,000 of Cash or Cash Equivalents to be held at the Bank or such higher amount as is required by the third sentence of Section 1.1.1 of the Agreement; plus the Real Property Overadvance; minus, at any time that any contracts or transactions are outstanding under any foreign exchange facility provided by the Bank or the Lender or any Affiliate thereof to any of the Borrowers up to $750,000; minus the aggregate amount of Landlord Waiver Reserves; provided that the Borrowing Base shall be increased by an amount equal to the Real Property Valuation in accordance with Section 10.3 hereof and shall be decreased by the amount of any payments of the Real Property Overadvance pursuant to Section 3.3.1 or any other provision of this Agreement.

(viii) The following definitions appearing in Appendix A of the Credit Agreement are amended and restated in their entirety as follows:

          Consolidated Fixed Charge Coverage Ratio – means for the period in question, the ratio of (a) the sum of EBITDA plus (in each case to the extent deducted from income for the purpose of calculating EBITDA) accruals for pension liabilities and losses incurred due to the cessation of business of the transportation division, minus Unfunded Capital Expenditures of UIC and its Subsidiaries, divided by (b) the sum of cash taxes, dividends, scheduled principal payments of the Loans and any other Indebtedness, including Capitalized Lease Obligations, all interest in respect of Indebtedness accrued or paid (whether or not actually paid during such period) and all fees and expenses payable under this Agreement, cash payments related to asbestos litigation claims, cash payments to fund underfunded pension liabilities, and net cash payments relating to or arising from the cessation of the transportation division, each case with respect to UIC and its Subsidiaries as determined in accordance with GAAP.

          Permitted Purchase Money Indebtedness – collectively, the Purchase Money Indebtedness of any Borrower existing on or incurred after the date hereof which is secured by a Purchase Money Lien and which, when aggregated with the principal amount of all other such  Purchase Money Indebtedness and Capitalized Lease Obligations of such Borrower at the time outstanding, does not exceed (a) $6,000,000 with respect to Purchase Money Indebtedness incurred for the payment of part of the purchase price of the ERP System Assets, and (b) $1,000,000 with respect to all other Purchase Money Indebtedness.  For the purposes of this definition, the principal amount of any Purchase Money Indebtedness consisting of capitalized leases shall be computed as a Capitalized Lease Obligation.

          Purchase Money Indebtedness – means and includes (i) Indebtedness (other than the Obligations) for the payment of all or any part of the purchase price of any fixed assets or ERP System Assets, (ii) any Indebtedness (other than the Obligations) incurred at the time of or within thirty (30) days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and (iii) any renewals, extensions or refinancings thereof, but not any increases in the principal amounts thereof outstanding at the time.

          Purchase Money Lien – a Lien upon fixed assets and/or the ERP System Assets which secures Purchase Money Indebtedness, but only if such Lien shall at all times be confined solely to the fixed assets or ERP System Assets the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness secured by such Lien, and with respect to any Lien upon the ERP System Assets which secures Purchase Money Indebtedness, only if such Lien is subject to the terms of an intercreditor agreement satisfactory to the Lender.

          Section 2.  Conditions to Effectiveness of Agreement.  This Agreement shall become effective as of the date that the following conditions shall have been satisfied (the date of satisfaction of such conditions being referred to herein as the “Agreement Effective Date”):

(i) The Lender shall have executed this Agreement and shall have received a copy of this Agreement duly executed by the Borrowers.

(ii) The Borrowers shall have paid a fee of $10,000 to Lender in consideration of the amendments set forth herein.

(iii) The Borrowers shall have paid to counsel for the Lender the amount of reasonable fees and disbursements owed to such counsel in connection with this Agreement and matters related hereto.

(iv) The Lender shall have received such other information, approvals, opinions, documents or instruments as it may reasonably request.

          Section 3.  Representations and Warranties.  In order to induce the Lender to enter into this Agreement, the Borrowers jointly and severally represent and warrant to the Lender that, as of the Agreement Effective Date, after giving effect to the effectiveness of this Agreement, the following statements are true and correct in all material respects:

          (i)     Authorization of Agreements. The execution and delivery of this Agreement by each Borrower and its performance under the Credit Agreement as amended by this Agreement (the “Amended Agreement”) are within each such

Borrower’s corporate powers and have been duly authorized by all necessary corporate action on the part of each such Borrower.

          (ii)     No Conflict. The execution and delivery by each Borrower of this Agreement and the performance by each Borrower of the Amended Agreement do not contravene any such Borrower’s certificate of incorporation or bylaws or any other contractual restriction where such a contravention has a reasonable possibility of having a Material Adverse Effect or contravening any law or governmental regulation or court decree or order binding on or affecting any such Borrower.

          (iii)    Binding Obligation. This Agreement has been duly executed and delivered by each Borrower and this Agreement and the Amended Agreement constitute the legal, valid and binding obligations of each Borrower, enforceable against each Borrower in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally and by general principles of equity.

          (iv)     Governmental Approval, Regulation, etc.  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other Person is required for the due execution, delivery or performance of this Agreement by any Borrower.

          (v)     Incorporation of Representations and Warranties from Credit Agreement. Other than as amended hereby each of the representations and warranties set forth in Section 7 of the Credit Agreement is true and correct as of the date hereof.

          Section 4.  Acknowledgement.  Each Borrower acknowledges and agrees that each of the Security Documents to which it is a party or otherwise bound shall continue in full force and effect. Each Borrower hereby agrees and confirms that each Security Document to which it is a party or otherwise bound and all Collateral encumbered thereby will continue to guaranty or secure, as the case may be, the payment and performance of all obligations guaranteed or secured thereby, as the case may be, and that none of the Borrowers has any defense, offset, counterclaim or right of recoupment with respect to the Obligations of the Borrowers under the Amended Agreement.

Section 5. Miscellaneous.

          (i)     Effect on the Credit Agreement and the Other Loan Documents. Except as specifically set forth herein, the terms, provisions and conditions of the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed and the Borrowers remain bound to pay and perform their obligations thereunder.

(ii) Applicable Law. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO SUCH ANY LAWS

RELATING TO CONFLICTS OF LAWS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(iii) Headings. The various headings of this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

          (iv)     Counterparts and Incorporation. This Agreement may be executed by the parties hereto in several counterparts and by the different parties on separate counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same instrument.  A facsimile or other electronic copy of an executed counterpart shall have the same effect as the original executed counterpart.  Following execution and delivery of this Agreement, any reference to the Credit Agreement shall be deemed a reference to such document as hereby amended.

          (v)      Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provisions in any other jurisdiction.

[Signatures Follow on Next Page]

          IN WITNESS WHEREOF, this Eighth Amendment Agreement has been duly executed and delivered as of the day and year first above written.

FLEET CAPITAL CORPORATION

By:	/s/ MATTHEW BOURGEOIS

Name: Matthew Bourgeois
Title:Vice President

UNITED INDUSTRIAL CORPORATION

By:	/s/ JAMES H. PERRY

Name: James H. Perry
Title: Vice President and Chief Financial Officer

AAI CORPORATION

By:	/s/ JAMES H. PERRY

Name: James H. Perry
Title: Vice President and Chief Financial Officer

DETROIT STOKER COMPANY

By:	/s/ JAMES H. PERRY

Name: James H. Perry
Title: Vice President and Chief Financial Officer

AAI ENGINEERING SUPPORT INC.

By:	/s/ JAMES H. PERRY

Name: James H. Perry
Title: Vice President and Chief Financial Officer

AAI/ACL TECHNOLOGIES, INC.

By:	/s/ JAMES H. PERRY

Name: James H. Perry
Title: Vice President and Chief Financial Officer

Signature Page to Eighth Amendment Agreement